Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-224669) of Washington Gas Light Company of our report dated March 1, 2019, with respect to the financial statements and financial statement schedule of Washington Gas Light Company included in this Transition Report (Form 10-K) for the three months ended December 31, 2018.

/s/ Ernst & Young LLP

Tysons, Virginia
March 1, 2019